As filed with the Securities and Exchange Commission on March 27, 2009
Registration No. 333-122697

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SEGUSO HOLDINGS, INC.
(Name of Small Business Issuer in its Charter)

New York	6799	20-1801142
(State or other jurisdiction	(Primary Standard	(I.R.S. Employer
of incorporation or	Industrial Classification	Identification No.)
organization)	Code Number)

3405 54th Drive West, Suite G102
Bradenton, Florida 34210
Telephone: 941-753-7303
Telecopier: 941-753-7303
(Address and telephone number of principal executive offices)

ROBERT SEGUSO
Chief Executive Officer
Seguso Holdings, Inc.
3405 54th Drive West, Suite G102
Bradenton, Florida 34210
Telephone: 941-753-7303
Telecopier: 941-753-7303
(Name, address and telephone number of agent for service)

Copies to:
ELLIOT H. LUTZKER, ESQ.
PHILLIPS NIZER LLP
666 Fifth Avenue
New York, New York 10103-0084
Telephone: (212) 841-0707
Telecopier: (212) 262-5152

Approximate Date of Proposed Sale to the Public: Not Applicable

DEREGISTRATION OF SECURITIES
AND
WITHDRAWAL OF REGISTRATION STATEMENT

Seguso Holdings, Inc., a New York corporation, filed an Amendment No. 5 to its Registration Statement on Form SB-2 (File No. 333-122697) with the Securities and Exchange Commission on October 22, 2007, which amendment was declared effective on October 26, 2007. Seguso Holdings, Inc. then commenced an offering of its common stock pursuant to the Amendment No. 5 and Rule 419 of the Securities Act of 1933, as amended. Seguso Holdings, Inc. sold 500,000 shares of its common stock, $.0001 par value per share, at a purchase price of $.10 per share in the offering which was completed on April 23, 2008. In accordance with Rule 419(b)(2)(i) and 419(b)(3), the $50,000 was placed into an escrow account and the shares of Common Stock were also placed into the escrow account.

Seguso Holdings, Inc. did not engage in any commercial or other business activities which generated cash flow after the offering. Seguso Holdings, Inc. is a "blank check" company which was formed with the intent of utilizing cash (derived from the proceeds of the offering), equity, debt or a combination thereof to effect a business combination with another entity with active business operations.

Seguso Holdings, Inc. recently determined that it would be unable to consummate a business combination within the 18 month time period from the date of the effectiveness of its Registration Statement, as established by Rule 419(e)(2)(iv). As such, all but 10% ($5,000 used for legal fees) of the $50,000 of funds in the escrow account, or $45,000 without interest, were returned to the investors who purchased Common Stock in the offering. The shares of Common Stock in the escrow account were returned to Seguso Holdings, Inc. In connection with these activities, Seguso Holdings, Inc. hereby files this post-effective amendment to remove from registration all of its shares of Common Stock that were sold in the offering and to confirm its withdrawal of the Registration Statement.

11-2

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective amendment on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bradenton, State of Florida on the 27 day of March, 2009.

SEGUSO HOLDINGS, INC.

By:	/s/ Robert Seguso
Robert Seguso
President, Chief Executive Officer, Chief Financial Officer, and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Robert Seguso	President, Chief Executive Officer,	March 27, 2009
Robert Seguso	Chief Financial Officer, and Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, and Sole Director)